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INVESTMENT MANAGERS SERIES TRUST

361 Managed Futures Strategy Fund

361 Global Managed Futures Strategy Fund

YOUR IMMEDIATE ATTENTION IS REQUESTED

Special Meeting of Shareholders Scheduled for December 22, 2020

Dear Shareholder:

We recently distributed proxy materials in connection with a Special Meeting of Shareholders for 361 Managed Futures Strategy Fund and the 361 Global Managed Futures Strategy Fund, which we will hold at 1:00 pm PT, at the offices of Mutual Fund Administration, LLC, 2220 E. Route 66, Suite 226, Glendora, California 91740, on December 22, 2020. The Special Meeting of Shareholders is fast approaching and our records indicate that we have not yet received your vote. We are asking you to please take a moment now to submit your vote. Your vote is extremely important, as your participation helps us to avoid costly adjournments and additional solicitations.

Shareholders will be asked to vote on the following proposals:

Proposal 1:	Approval of an Agreement and Plan of Reorganization

Proposal 2:	The appointment of 361 Capital, LLC as investment advisor to the respective Fund's wholly-owned and controlled subsidiary formed under the laws of the British Virgin Islands (each, a "Subsidiary");

Proposal 3:	The appointment of Revolution Capital Management LLC as trading advisor for the respective Fund and the respective Fund's Subsidiary;

Proposal 4:	The use of a "manager of managers" arrangement to allow 361 Capital, LLC and the Board of Trustees of the Trust to replace the respective Fund's and its Subsidiary's sub-advisors in the future without a shareholder meeting;

While to date, an overwhelming majority of the votes received have been cast in favor of the proposals, a quorum of the shares entitled to vote has not yet been achieved for your Fund.

The Board of Trustees recommends that you vote "FOR" the Proposal.

The proxy statement is available online www.OkapiVote.com/361Funds

In order for your vote to be represented, we must receive your voting instructions. please submit your vote Today uSING THE URL AND CONTROL NUMBER PROVIDED IN YOUR EMAIL.

If you have any questions, please call Okapi Partners, our proxy solicitor, toll-free at 877-629-6355. Representatives are available Monday - Friday 9:00am to 9:00pm (ET).